                                                                 EXHIBIT NO. 12
                                                                 --------------
                          THE PROGRESSIVE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (millions)

                                   (unaudited)


                                                      Years Ended December 31,
                                                    ---------------------------
                                                      1998                 1997
                                                    ------               ------
Income before income taxes                          $661.1               $578.5
                                                    ------               ------
Fixed Charges:

  Interest and amortization on indebtedness           64.6                 64.6
  Portion of rents representative of the
   interest factor                                     6.7                  5.6
                                                    ------               ------
Total fixed charges                                   71.3                 70.2
                                                    ------               ------
Total income available for fixed charges(1)         $728.9               $648.7
                                                    ======               ======
Ratio of earnings to fixed charges                    10.2                  9.2
                                                    ======               ======

1 Excludes interest capitalized of $3.5 million for the year ended December 31, 1998; no interest was capitalized in 1997.